UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.         )

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

ORAGENICS, INC.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY INFORMATION STATEMENT

THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF ORAGENICS, INC.

ORAGENICS, INC.

4209 Eisenhower Boulevard, Suite 125

Tampa, FL 33634

813-286-7900

NOTICE OF ACTION TAKEN BY

WRITTEN CONSENT OF A MAJORITY OF SHAREHOLDERS WITHOUT A MEETING

Dear Shareholder:

The accompanying Information Statement is furnished to inform holders of shares of common stock, par value $0.001 per share (“Common Stock”), of Oragenics, Inc. (the “Company”, “our”, “we” or “us”) that our board of directors and the holders of a majority of the outstanding shares of our Common Stock have approved the following:

(i)	an amendment to our Amended and Restated Articles of Incorporation which will increase the number of authorized shares of all classes of our capital stock from 120,000,000 shares to 270,000,000 shares and increase the number of authorized shares of Common Stock from 100,000,000 shares of Common Stock to 250,000,000 shares of Common Stock (the “Amendment”); and

(ii)	an amendment to our Amended and Restated Articles of Incorporation effect a reverse stock split of our Common Stock by a ratio of not less than one-for-five and not more than one-for-ten, with the exact number to be set at a whole number within this range to be determined by our board of directors in its sole discretion and to authorize our board of directors to implement the reverse stock split at any time on or prior to December 31, 2017 by filing an amendment to our Amended and Restated Articles of Incorporation (the “Reverse Stock Split”).

Under the Florida Business Corporation Act (“FBCA”), our Amended and Restated Articles of Incorporation and our By-laws, shareholder action may be taken by written consent without a meeting of shareholders. By written consent without a meeting effective December [    ], 2016, the holders of a majority of the outstanding shares of our Common Stock on such date approved the foregoing Amendment and Reverse Stock Split which will become effective upon filing of such amendment with the Florida Secretary of State. Holders of our Common Stock do not have appraisal or dissenter’s rights under Florida Law in connection with the matters approved by the shareholders in this Information Statement.

PLEASE NOTE THAT THE NUMBER OF VOTES RECEIVED FROM SHAREHOLDERS BY WRITTEN CONSENT IS SUFFICIENT TO SATISFY THE SHAREHOLDER VOTE REQUIREMENT FOR THESE ACTIONS UNDER FLORIDA LAW AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THE SHAREHOLDER ACTION.

The accompanying Information Statement is being provided to you for your information to comply with the requirements of the Securities Exchange Act of 1934, as amended and the FBCA. You are urged to read the Information Statement carefully in its entirety. However, no action is required on your part in connection with this document.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS AND NO SHAREHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Under the rules of the Securities and Exchange Commission, neither of the amendments can become effective until at least 20 calendar days after we have mailed this Information Statement to our shareholders. You are urged to read the Information Statement in its entirety for a description of the action taken by a majority of our shareholders. This Information Statement is being mailed on or about [            ], 2016 to all of our shareholders of record as of the close of business on December [    ], 2016

By Order of the Board of Directors of Oragenics, Inc.

/s/ Alan Joslyn
Alan Joslyn
Chief Executive Officer

ORAGENICS, INC.

4209 Eisenhower Boulevard, Suite 125

Tampa, FL 33634

813-286-7900

INFORMATION STATEMENT

December [    ], 2016

THE ACCOMPANYING MATERIAL IS BEING PROVIDED TO YOU FOR INFORMATIONAL

PURPOSES ONLY. NO VOTE OR OTHER ACTION OF OUR SHAREHOLDERS IS REQUIRED IN

CONNECTION WITH THE MATTERS DESCRIBED IN THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

Information Concerning the Action by Written Consent

This Information Statement is being mailed on or about December [    ], 2016 to the holders of record at the close of business on December 12, 2016 of shares of common stock, par value $0.001 per share (the “Common Stock”), of Oragenics, Inc., a Florida corporation (the “Company”, “we”, “us” or “our”) pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended, and pursuant to Section 607.0704 of the Florida Business Corporation Act (the “FBCA”). The purpose of this Information Statement is to inform our shareholders that by written consent without a meeting the holders of a majority of our common stock have approved the following:

(i)	an amendment to our Amended and Restated Articles of Incorporation which will increase the number of authorized shares of all classes of our capital stock from 120,000,000 shares to 270,000,000 shares and increase the number of authorized shares of Common Stock from 100,000,000 shares of Common Stock to 250,000,000 shares of Common Stock (the “Increase in Authorized Shares Amendment”); and

(ii)	an amendment to our Amended and Restated Articles of Incorporation effect a reverse stock split of our Common Stock by a ratio of not less than one-for-five and not more than one-for-ten, with the exact number to be set at a whole number within this range to be determined by our board of directors in its sole discretion and to authorize our board of directors to implement the reverse stock split at any time on or prior to December 31, 2017 by filing an amendment to our Amended and Restated Articles of Incorporation (the “Reverse Stock Split Amendment”).

The written consent of the shareholders holding a majority of the voting power of the Company are sufficient to approve the foregoing amendments. Therefore, no proxies or consents were or are being solicited in connection with the amendments.

After the expiration of the twenty (20) day period required under Rule 14c-2 promulgated under the Exchange Act, and in accordance with the laws of the State of Florida, we intend to file the Increase in Authorized Shares Amendment. The proposed Articles of Amendment for the Increase in Authorized Shares Amendment, attached hereto as Appendix A, will become effective when it has been accepted for filing by the Secretary of State of the State of Florida. Such filing will occur at least twenty (20) days after the Definitive Information Statement is filed with the Securities and Exchange Commission (the “SEC”) and first sent or given to our stockholders.

After the expiration of the twenty (20) day period required under Rule 14c-2 promulgated under the Exchange Act, and in accordance with the laws of the State of Florida, upon the election by the board of directors to implement a reverse stock split on or prior to December 31, 2017 we intend to file the Reverse Stock Split Amendment. The proposed Articles of Amendment for the Reverse Stock Split Amendment, attached hereto as Appendix B, will become effective when it has been accepted for filing by the Secretary of State of the State of Florida. Such filing will occur at least twenty (20) days after the Definitive Information Statement is filed with the Securities and Exchange Commission (the “SEC”) and first sent or given to our shareholders.

Expenses

The cost of furnishing this Information Statement will be borne by us. We will mail this Information Statement to registered shareholders and certain beneficial shareholders where requested by brokerage houses, nominees, custodians, fiduciaries and other like parties.

THIS IS NOT A NOTICE OF A MEETING OF SHAREHOLDERS AND NO SHAREHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Record Date

Our shareholders as of the record date are being furnished copies of this Information Statement. This Information Statement is first being mailed or furnished to our shareholders on or about December 12, 2016.

No Dissenters’ or Appraisal rights

The laws of the State of Florida do not provide dissenters’ or appraisal rights to our shareholders in connection with any matter described in this Information Statement.

AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE

AUTHORIZED SHARES OF CAPITAL STOCK TO 270,000,000 AND AUTHORIZED SHARES OF

COMMON STOCK TO 250,000,000

Our Amended and Restated Articles of Incorporation currently authorize the Company to issue 120,000,000 shares of all classes of capital stock consisting of 100,000,000 shares of common stock, $0.001 par value and 20,000,000 shares of preferred stock, no par value. 49,114,219 shares of Common Stock were outstanding and no shares of preferred stock were outstanding as of the Record Date. We also have shares of Common Stock reserved for our stock option and incentive plan and for outstanding warrants in the aggregate amount of 2,875,000 shares as of the Record Date. The Increase in Authorized Shares Amendment will create an additional 150,000,000 authorized shares of Common Stock and provide us with increased flexibility in meeting future corporate needs and requirements by providing additional authorized shares of Common Stock, which will be available for issuance from time to time as determined by the Board for any proper corporate purpose including additional equity financings without the expense and delay associated with a special shareholders’ meeting, except where required by applicable rules, regulations and laws.

Our Board of Directors has approved the Increase in Authorized Shares Amendment and believes it to be in the best interest of the Company and its shareholders. The Amendment will become effective when it is filed with the Secretary of State of Florida.

The Articles of Amendment provide that Article II is deleted in its entirety and replaced with the following:

“Capital Stock. The aggregate number of shares of all classes of capital stock which this Corporation shall have the authority to issue is 270,000,000 shares consisting of (i) 250,000,000 shares of common stock, par value $.001 per share (“Common Stock”) and (ii) 20,000,000 shares of preferred stock, no par value “Preferred Stock”)”

Possible Effects of the Authorization to Issue More Common Shares

The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. However, because holders of Common Stock, other than Intrexon Corporation which has certain participation rights with respect to future financing, have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional shares of Common Stock will reduce the current shareholders’ percentage ownership interest in the total outstanding shares of Common Stock. This amendment and the creation of additional shares of authorized Common Stock will not alter the current number of issued shares. The relative rights and limitations of the shares of Common Stock will remain unchanged under this amendment.

The proposed increase in the authorized number of shares of Common Stock could have a number of effects on our shareholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of us more difficult. For example, additional shares could be issued by us so as to dilute the stock ownership or voting rights of persons seeking to obtain control of us, even if the persons seeking to obtain control offers an above-market premium that is favored by a majority of the independent shareholders. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. We have no plans or proposals to adopt other provisions or enter into other arrangements, that may have material anti-takeover consequences. We are not aware of any attempt, or contemplated attempt, to acquire control of us, and this proposal is not being presented with the intent that it be utilized as a type of anti- takeover device.

Our shareholders should recognize that, as a result of this proposal, they will own a fewer percentage of shares with respect to our total authorized shares, than they presently own, and will be diluted as a result of any issuance of Common Stock by us in the future.

There are currently no specific plans, arrangements, commitments or understandings for the issuance of the additional shares of Common Stock which are proposed to be authorized (except with respect to potential issuances of shares upon exercise of currently outstanding options and warrants.

To the extent that the Reverse Stock Split Amendment is implemented by our Board it will correspondingly reduce the number of our authorized shares of all classes of capital stock on a proportionate basis. For example, if the Reverse Stock Split Amendment is implemented at a one-for-ten basis it would reduce the number of authorized shares of all classes of capital stock from 270,000,000 to 27,000,000 the number of authorized shares of Common Stock from 250,000,000 to 25,000,000 and the number of authorized shares of preferred stock from 20,000,000 to 2,000,000.

AMENDMENT TO ARTICLES OF INCORPORATION

TO IMPLEMENT A REVERSE STOCK SPLIT OF

UP TO ONE-FOR-TEN AT ANYTIME ON OR PRIOR TO DECEMBER 31, 2017

General

Our board of directors has approved, an amendment to our articles of incorporation to effect a reverse stock split at a ratio of not less than one-for-five and not more than one-for-ten in the form set forth in Annex B to this Information Statement (the “Reverse Stock Split Amendment”).

Our board of directors will have the authority, but not the obligation, in its sole discretion and without further action on the part of the shareholders, to select one of the approved reverse stock split ratios and effect the approved reverse stock split by filing the Reverse Stock Split Amendment with the Secretary of State of the State of Florida at any time after the approval of the Reverse Stock Split Amendment. If the Reverse Stock Split Amendment has not been filed with the Department of State of the State of Florida by the close of business on December 31, 2017, the board of directors will abandon the Reverse Stock Split Amendment. If the reverse stock split is implemented, the Reverse Stock Split Amendment also would reduce the number of authorized shares of our common stock as set forth below but would not change the par value of a share of our common stock. Except for any changes as a result of the treatment of fractional shares, each shareholder will hold the same percentage of common stock outstanding immediately prior to the reverse stock split as such shareholder held immediately prior to the reverse stock split.

Our board of directors believes that shareholder approval of an exchange ratio range (rather than an exact exchange ratio) provides the board with maximum flexibility to achieve the purposes of the reverse stock split. The reverse stock split will be effected, if at all, only upon a determination by the board of directors that the reverse stock split is in the company’s and the shareholders’ best interests at that time. In connection with any determination to effect the reverse stock split, the board of directors will set the time for such a split and select a specific ratio within the range. These determinations will be made by the board of directors with the intention to create the greatest marketability for our common stock based upon prevailing market conditions at that time.

Purpose and Effect of the Reverse Stock Split

The primary purpose for implementing the proposed Reverse Stock Split Amendment is to increase the per share trading price of our common stock and decrease the number of outstanding shares of our common stock which our board of directors believes would help us:

•	attract new investors who are reluctant to invest in shares with low prices;

•	attract investment from certain institutional investors and investment funds who are presently prevented under their guidelines from investing in our stock at its current price levels; and

•	attract and retain employees who may be less likely to work for a company with a low stock price.

We are planning for our future financing needs, and the ability to attract such institutional investors may be important to the success of any capital raising efforts.

We believe that a higher per share price of our common stock will increase interest in our stock within the financial community and broaden the pool of investors that may consider investing in our stock. Both of these factors can potentially increase the trading volume and liquidity of our common stock. The Board has been advised that our low stock price actually prohibits some institutional investors from purchasing our stock because of minimum price per share requirements they observe.

Other Considerations.

In addition to the foregoing considerations, the Board considered that, as a matter of policy, many institutional investors will not purchase stocks trading below certain minimum price levels, and brokers often discourage their customers from purchasing such stocks. We believe that these concerns will be reduced if the price per share of our common stock increases.

The Board believes that the total number of shares of our common stock currently outstanding is disproportionately large relative to our present market capitalization and that a reverse stock split would bring the number of outstanding shares to a level more in line with other companies with comparable market capitalizations. Moreover, the Board considered that when the number of outstanding shares of common stock is unreasonably large in relation to a company’s earnings, a significant change in net earnings or losses is required to create a noticeable change, in absolute terms, in such company’s reported earnings or loss per share levels. If we implement a reverse stock split and decrease the number of shares outstanding, our investors could more easily understand the impact on earnings or loss per share attributable to developments in our business.

A reverse stock split may also reduce the relatively high transaction costs and commissions incurred by our shareholders due to our currently low per share trading price. The structure of trading commissions, when they are set at a fixed price per share, can have an adverse impact on holders of lower-priced securities because the brokerage commissions generally represent a higher percentage of the sales prices of lower-priced securities than they do on higher-priced issues, which may discourage trading in such lower-priced securities. If the price of our shares is higher, then the adverse impact of these commissions could be reduced.

Any increase in the liquidity of our common stock due to a higher price per share may be partially or entirely offset by a reduction in liquidity due to the fewer number of shares issued and outstanding after the reverse stock split. Furthermore, the reverse stock split will likely increase the number of common stock holdings that are not divisible by 100 (often referred to as “odd lots”), which may make these shares more difficult to sell and could result in higher selling costs for shareholders who hold odd lots.

The Board believes that the potential positive effects of a reverse stock split can outweigh the potential negative effects and intends to implement the proposed split only if they conclude that to be the case. In making that evaluation the Board will take into account various negative factors including: (i) the negative perception of reverse stock splits held by some stock market participants; (ii) the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and (iii) the costs associated with implementing a reverse stock split. The effect of the reverse stock split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances to ours is varied. It is also possible that a reverse stock split may not increase the per share price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the per share price, which depends on many factors.

After considering the foregoing factors, the Board determined that having the flexibility to implement a reverse stock split is in our best interests and that of our shareholders. The Board reserves the right not to implement the reverse stock split if the Board does not deem it to be in our best interests or that of our shareholders.

Our Board of Directors, in its sole discretion, may elect to effect any one (but not more than one) of the reverse split ratios within the range indicated after receipt of shareholder approval, or none of them if our Board of Directors determines in its sole discretion not to proceed with the reverse stock split. We believe that the availability of the alternative reverse split ratios will provide the Board of Directors with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for the Company and its shareholders. In determining which of the alternative reverse stock split ratios to implement, if any, following the receipt of shareholder approval, our Board of Directors may consider, among other things, factors such as the trading price and trading volume of our common stock and the anticipated impact of the reverse stock split on the trading market for our common stock.

The Board of Directors reserves its right to elect to abandon the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the company and its shareholders.

Impact of the Reverse Stock Split Amendment if Implemented

If implemented by our Board, the reverse stock split will be realized simultaneously and in the same ratio for all of our common stock. The reverse stock split will affect all holders of our common stock uniformly and will not affect any shareholder’s percentage ownership interest in the company. We will not issue fractional shares in connection with the reverse stock split. Instead, shareholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the reverse stock split ratio implemented will automatically be entitled to receive an additional fraction of a share of our Common Stock to round up to the next whole share. In addition, the reverse stock split will not affect any shareholder’s proportionate voting power (subject to the treatment of fractional shares).

The principal effects of the Reverse Stock Split Amendment will be that:

•	depending on the ratio for the reverse stock split selected by our board of directors, each five or ten shares of common stock owned by a shareholder, or any whole number of shares of common stock between five and ten as determined by the board of directors, will be combined into one new share of common stock;

•	the number of shares of common stock issued and outstanding will be reduced from approximately 50 million shares to a range of approximately 3.3 million shares to 5.0 million shares, depending upon the reverse stock split ratio selected by the board of directors;

•	the number of authorized shares of all classes of capital stock will be reduced from 270 million to a range of approximately 27.0 million to 54.0 million, the number of authorized shares of common stock will be reduced from 250 million to a range of approximately 25.0 million to 50.0 million and the number of authorized shares of preferred stock will be reduced from 20 million to a range of approximately 2.0 million to 4.0 million dependent on the reverse stock split ratio chosen by the board of directors. The table below illustrates the number of authorized shares of common stock that will correspond to each range of reverse stock split ratios:

Range of Reverse Stock Split Ratios	Total Authorized Shares of Common Stock after Reverse Stock Split

One-for-five	50,000,000
One-for-six	41,666,666
One-for-seven	35,714,285
One-for-eight	31,250,000
One-for-nine	27,777,777
One-for-ten	25,000,000

•	based upon the reverse stock split ratio selected by our board of directors, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock, which will result in approximately the same aggregate price being required to be paid for such options and warrants upon exercise immediately preceding the reverse stock split; and

•	the number of shares reserved for issuance or pursuant to the securities or plans described in the immediately preceding bullet will be reduced proportionately based upon the reverse stock split ratio selected by our board of directors.

The table below illustrates the effect, as of November 1, 2016, of a reverse stock split at certain ratios on (i) the shares of common stock outstanding and reserved for issuance, (ii) the reduced number of total authorized shares of common stock under our articles of incorporation, and (iii) the resulting number of shares of common stock available for issuance:

	Shares of Common Stock Outstanding plus Shares of Common Stock Reserved for	Total Authorized Shares of Common Stock	Shares of Common Stock Available for Issuance (% of total authorized)

			39,602,156
One-for-five stock split is implemented	10,397,844	50,000,000	(79.2%)
			33,480,963
One-for-six stock split is implemented	8,185,703	41,666,666	(80.3%)
			28,697,968
One-for-seven stock split is implemented	7,016,317	35,714,285	(80.3%)
			25,110,723
One-for-eight stock split is implemented	6,139,277	31,250,000	(80.3%)
			22,320,642
One-for-nine stock split is implemented	5,457,135	27,777,777	(80.3%)
			19,801,078
One-for-ten stock split is implemented	5,198,922	25,000,000	(79.2%)

We do not intend for this reverse stock split to constitute, or be the first step in a series of plans or proposals for, a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act of 1934. Following the reverse stock split, we intend for our common stock to remain registered under the Securities Exchange Act of 1934 and to continue to comply with the reporting requirements of such Act.

Certain Risks Associated with the Reverse Stock Split

There are risks associated with the reverse stock split including the following:

•	If the reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our common stock will, however, also be based on performance and other factors, which are unrelated to the number of shares outstanding.

•	There can be no assurance that the reverse stock split will result in any particular price for our common stock. As a result, the trading liquidity of our common stock may not necessarily improve.

•	There can be no assurance that the market price per share of our common stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split. For example, based on the closing price of our common stock on November 22, 2016 of $0.80 per share, if the reverse stock split were implemented and approved for a reverse stock split ratio of one-for-ten, there can be no assurance that the post-split market price of our common stock would be $8.00 or greater. Accordingly, the total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. Moreover, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.

•	There can be no assurance the reverse stock split would result in a price per share that will attract brokers and investors that do not trade in lower priced shares.

•	There can be no assurance that the reverse stock split would result in a per share price that would increase our ability to attract and retain employees.

•	Because the number of issued and outstanding shares of common stock would decrease as result of the reverse stock split, the number of authorized but unissued shares of common stock may increase on a relative basis. If we issue additional shares of common stock, the ownership interest of our current shareholders would be diluted, possibly substantially.

•	The liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

•	The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of the company with another company.

•	The reverse stock split may result in some shareholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Our board of directors intends to effect the reverse stock split only if it believes that a decrease in the number of shares is likely to improve the trading price of our common stock and if the implementation of the reverse stock split is determined by the board of directors to be in the best interests of the company and its shareholders.

Effective Time

The proposed reverse stock split would become effective as of 5:00 p.m., Eastern Time, (the “Effective Time”) on the date of filing the Reverse Stock Split Amendment with the office of the Department of State of the State of Florida. Except as explained below with respect to fractional shares, on the Effective Time, shares of our common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of the shareholders, into one share of our common stock in accordance with the reverse stock split ratio determined by our board of directors. Following the reverse stock split, each certificate representing shares of our common stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the reverse stock split.

After the Effective Time, our common stock will each have new committee on uniform securities identification procedures (“CUSIP”) numbers, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.

After the Effective Time, we will continue to be subject to periodic reporting and other requirements of the Exchange Act.

Notwithstanding the foregoing, we must first notify the Financial Industry Regulatory Authority (“FINRA”) of the intended Reverse Stock Split Amendment by filing an Issuer Company Related Action Notification Form no later than 10 days prior to the anticipated record date of such action. Our failure to provide such notice may constitute fraud under Section 10 of the Exchange Act.

Board Discretion to Implement the Reverse Stock Split Amendment

If the reverse stock split is approved by our shareholders, it will be effected, if at all, only upon a determination by our board of directors that a reverse stock split (at a ratio determined by the board of directors as described above) is in the best interests of the company and the shareholders. The board of director’s determination as to whether the reverse stock split will be effected and, if so, at what ratio, will be based upon certain factors, including existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. If our board of directors determines to effect the reverse stock split, the board of directors will consider various factors in selecting the ratio including the overall market conditions at the time and the recent trading history of the common stock.

Fractional Shares

Shareholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, shareholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the reverse stock split ratio implemented will automatically be entitled to receive an additional fraction of a share of our Common Stock to round up to the next whole share.

Effect on Beneficial Holders of Common Stock (i.e. shareholders who hold in “street name”)

Upon the reverse stock split, we intend to treat shares held by shareholders in “street name,” through a bank, broker or other nominee, in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name”. However, these banks, brokers or other nominees may have different procedures than registered shareholders for processing the reverse stock split. If a shareholder holds shares of our common stock with a bank, broker or other nominee and has any questions in this regard, shareholders are encouraged to contact their bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders of Common Stock (i.e. shareholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These shareholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a shareholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-reverse stock split shares. If a shareholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the shareholder’s address of record indicating the number of shares of common stock held following the reverse stock split.

Effect on Certificated Shares

Shareholders holding shares of our common stock in certificate form will be sent a transmittal letter by the transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a shareholder should surrender his or her certificate(s) representing shares of our common stock (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse stock split common stock (“New Certificates”). No New Certificates will be issued to a shareholder until such shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No shareholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates.

Shareholders will then receive a New Certificate(s) representing the number of whole shares of common stock which they are entitled as a result of the reverse stock split. Until surrendered, we will deem outstanding Old Certificates held by shareholders to be cancelled and only to represent the number of whole shares of post-reverse stock split common stock to which these shareholders are entitled.

Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for new certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

Shareholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Accounting Matters

The reverse stock split will not affect the par value of a share of our common stock. As a result, as of the Effective Time of the reverse stock split, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

No Appraisal Rights

Under the Florida Business Corporation Act, shareholders are not entitled to appraisal rights or dissenters rights with respect to the reverse stock split, and we will not independently provide shareholders with any such right.

Certain United States Federal Income Tax Considerations

The following is a summary of certain material United States federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split. This summary is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including, but not limited to, banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. We have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse split shares will be, held as a “capital asset,” as that term is defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder is urged to consult with such shareholder’s own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a shareholder that is, for federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any state of the United States or the District of Columbia; (iii) an estate the income of which is subject to federal income tax regardless of its source; or (iv) a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Tax Consequences of the Reverse Stock Split Generally

Section 354 of the Internal Revenue Code provides that no gain or loss should be recognized by a shareholder upon such shareholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. Pursuant to Section 368(a)(1)(E) of the Internal Revenue Code, Oragenics should not recognize any gain or loss as a result of the reverse stock split.

In the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received), the tax basis will be the same as the shareholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. The shareholder’s holding period for the post-reverse stock split shares will include the period during which the shareholder held the pre-reverse stock split shares surrendered in the reverse stock split.

The foregoing summary regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each shareholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

To ensure compliance with Treasury Department Circular 230, each holder of common stock is hereby notified that: (a) any discussion of U.S. federal tax issues in this proxy statement is limited in scope and not intended or written to be used, and cannot be used, by such holder for the purpose of (i) avoiding penalties that may be imposed on such holder under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed in this communication; (b) any such discussion has been included to support the marketing or promotion of the reverse stock split on the terms described herein; and (c) each such holder should seek advice based on his, her or its particular circumstances from an independent tax advisor.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information about beneficial ownership of our Common Stock as of July 7, 2016 (unless otherwise noted) by (i) each shareholder that has indicated in public filings that the shareholder beneficially owns more than five percent of the Common Stock, (ii) each of the Company’s directors and named officers and (iii) all directors and officers as a group. Except as otherwise noted, each person listed below, either alone or together with members of the person’s family sharing the same household, had, to our knowledge, sole voting and investment power with respect to the shares listed next to the person’s name.

Name and address(1)	Number of shares beneficially owned	Percentage of ownership(2)
5% shareholders
Koski Family Limited Partnership(3)	16,950,407	34.5%
Randall J. Kirk (4)	15,481,644	31.5%
Fidelity(5)	2,795,566	5.7%

Directors and officers

Alan Joslyn (6)	30,000	*
Robert C. Koski(3)(7)	14,430,218	29.4%
Charles L. Pope(8)	282,730	*
Dr. Alan Dunton(8)	214,255	*
Dr. Frederick W. Telling(8)	1,397,021	2.8
Michael Sullivan(9)	299,210	*
(All Directors and officers as a group 7 persons) (10)	16,653,434	33.6%

*	Beneficial ownership percentage is less than 1%.
(1)	Except as indicated, the address of the person named in the table is c/o Oragenics, Inc., 4902 Eisenhower Blvd., Suite 125, Tampa, Florida 33634.
(2)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of the Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after July 7, 2016, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of the Common Stock held by them. Applicable percentage ownership is based on 49,114,219 shares of the Common Stock outstanding as of July 7, 2016. The inclusion in the table above of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.
(3)	Based upon information provided by the Koski Family Limited Partnership, or KFLP, in the amendment to its Schedule 13D filing with the SEC on January 23, 2015 and Form 4 filing of July 1, 2016, includes (i) 12,864,822 shares held directly by the KFLP, and (ii) 1,572,523 shares held by KFLP partner Christine Koski, (iii) 1,007,878 shares held by KFLP partner Robert Koski, (iv) 28,000 shares held by KFLP partner Koski Management, Inc. (solely owned by Beverly Koski), (v) 919,666 shares held by KFLP partner, Thomas Koski, and (vi) 530,851 shares held in trusts which Robert Koski serves as sole trustee (See Note 7 below). Christine L. Koski, Robert C. Koski, Thomas L. Koski and Beverly Koski (as sole owner of Koski Management, Inc.) share voting and investment powers as general partners of the KFLP. The address for the KFLP is 3525 Turtle Creek Boulevard, Unit 19-B, Dallas, Texas 75219.

(4)	Based upon information provided by Schedule 13D filings with the SEC, dated June 12, 2012, August 3, 2012, October 2, 2013, November 2, 2013 and December 26, 2013 and Form 4 dated July 5, 2016 the number of shares includes (i) 14,481,089 shares owned directly by Intrexon Corporation (“Intrexon”) that is controlled by Mr. Randal J. Kirk, and (ii) 1,000,555 shares owned directly by NRM VII Holdings, I, LLC, a Virginia Limited Liability Company that is also controlled by Mr. Kirk. Mr. Kirk is the Chairman and Chief Executive Officer of Intrexon and over which Mr. Kirk, directly and through certain affiliates, has voting and dispositive power of a majority of the outstanding capital stock. Mr. Kirk may therefore be deemed to have voting and dispositive power over the 1,000,555 shares of common stock owned by NRM Holdings and the 14,481,089 shares of common stock owned by Intrexon. Mr. Kirk disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. Mr. Kirk’s principal business office is The Governor Tyler, 1881 Grove Avenue, Radford, Virginia 24141. Intrexon’s address as reflected in Schedule 13D is 20358 Seneca Meadows Parkway, Germantown, Maryland 20876.
(5)	Based upon information contained in Schedule 13G/A filed with the SEC on February 13, 2015, Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,795,566 shares of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,795,566 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.
(6)	Includes 30,000 shares of restricted stock subject to vesting. Excludes 300,000 shares subject to options that have not yet vested.
(7)	In addition to the shares reflected as directly owned by the KFLP, described in Note 3, the share amounts also includes: (i) 1,007,878 shares owned directly by Mr. Koski , (ii) 530,851 shares owned directly by trusts for which Mr. Koski serves as sole trustee as follows: the Robert Clayton Koski Trust for the benefit of Anthony James Hunter (107,600 shares); The Robert Clayton Koski Trust for the benefit of Hunter Buchanan Koski (107,600 shares); The Robert Clayton Koski Trust for the benefit of Clayton Ward Bennett (100,000 shares); and The Robert Clayton Koski Trust for the benefit of Robert Edward Koski (107,600 shares) and the Robert Clayton Koski Trust for the benefit of Elyse Margaux Koski (108,051 shares), (iii) 20,000 restricted shares subject to forfeiture during 2016, and (iv) 26,667 option shares able to be acquired upon the exercise of currently exercisable stock options granted pursuant to our Director compensation program. Excludes 133,333 shares subject to options that have not yet vested.
(8)	Includes: (i) 81,667 option shares able to be acquired upon the exercise of currently exercisable stock options granted pursuant to our Director compensation program and (ii) 40,000 restricted shares awarded as part of the Company’s non-employee director compensation program that are subject to forfeiture during 2016. Excludes 133,333 shares subject to options that have not yet vested.
(9)	Includes 156,667 shares able to be acquired pursuant to currently exercisable stock options and excludes 153,333 shares subject to options that have not yet vested.
(10)	Excludes 1,572,523 shares owned directly by Christine Koski, 28,000 shares owned directly by Koski Management, Inc. (solely owned by Beverly Koski), and 919,666 shares owned directly by Thomas Koski, which are not directors or employees of the Company, but are general partners of the KFLP. If such shares were included the beneficial ownership percentage of the group would be 38.6%.

Interest of Certain Persons in or Opposition to Matters to Be Acted Upon

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting from the matters described herein, which is not shared by all other shareholders pro-rata, and in accordance with their respective interests.

Proposals by Security Holders

Not applicable.

Delivery of Documents to Security Holders Sharing an Address

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to shareholders who share a single address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding”, is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of this Information Statement to a shareholder at a shared address to which a single copy of this Information Statement was delivered. You may make such a written or oral request by sending a written notification stating (a) your name, (b) your shared address, and (c) the address to which the Company should direct the additional copy of this Information Statement, to the Company at 4209 Eisenhower Boulevard, Suite 125, Tampa, FL 33634, Attention: Corporate Secretary, or by telephone at 813-286-7900. Additionally, if current shareholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to shareholders at the shared address, notification of such request may also be made in the same manner by mail or telephone to the Company’s principal executive offices.

Where You Can Find More Information

The Company files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information the Company files at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. The Company’s filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF CERTAIN TRANSACTIONS ENTERED INTO BY THE COMPANY.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors of Oragenics, Inc.

/s/ Michael Sullivan
Michael Sullivan
Secretary

APPENDIX A

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

ORAGENICS, INC.

Oragenics, Inc. (the “Corporation”), does hereby certify that the Corporation’s Articles of Incorporation originally filed with the Florida Department of State on November 6, 1996, as amended and restated on May 8, 2002, as further amended by those certain amendments filed October 28, 2009, September 22, 2010, August 30, 2011 and June 2, 2014 are hereby further amended pursuant to Section 607.1006 of the Florida Business Corporation Act of the State of Florida.

The Corporation does hereby further certify that this amendment was duly adopted by the Corporation’s Board of Directors and by the shareholders of the Corporation in accordance with the applicable provisions of Section 607.0725 of the Florida Business Corporation Act of the State of Florida. The Corporation’s Board of Directors adopted this amendment on             , 2016 and recommended that this amendment be adopted by the Corporation’s shareholders. This amendment was adopted by the shareholders on             , 2016 by written consent without a meeting and the number of votes cast for the amendment by the shareholders was sufficient for approval.

The Amended and Restated Articles of Incorporation of the Corporation, as amended, are amended as follows:

The first paragraph of Article II of the Amended and Restated Articles of Incorporation, as amended, shall be deleted in its entirety and replaced with the following:

“Capital Stock: The aggregate number of shares of all classes of capital stock which this Corporation shall have authority to issue is 270,000,000 shares, consisting of (i) 250,000,000 shares of common stock, par value $0.001 per share (“Common Stock”) and (ii) 20,000,000 shares of preferred stock, no par value (“Preferred Stock”).”

The remainder of the Amended and Restated Articles of Incorporation, as amended, shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned, the President of the Corporation, has executed these Articles of Amendment this [    ] of [        ], 2017.

Alan Joslyn, President

APPENDIX B

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

ORAGENICS, INC.

Oragenics, Inc. (the “Corporation”), does hereby certify that the Corporation’s Articles of Incorporation originally filed with the Florida Department of State on November 6, 1996, as amended and restated on May 8, 2002, as further amended by those certain amendments filed October 28, 2009, September 22, 2010, August 30, 2011 and June 2, 2014 [add date for amendment for increase in authorized shares] are hereby further amended pursuant to Section 607.1006 of the Florida Business Corporation Act of the State of Florida. The Corporation does hereby further certify that this amendment was duly adopted by the Corporation’s Board of Directors and by the shareholders of the Corporation in accordance with the applicable provisions of Section 607.0725 of the Florida Business Corporation Act of the State of Florida. The Corporation’s Board of Directors adopted this amendment on November [    ], 2016 and recommended that this amendment be adopted by the Corporation’s shareholders. This amendment was adopted by the shareholders on             , 2016 by written consent without a meeting and the number of votes cast for the amendment by the shareholders was sufficient for approval. This amendment shall become effective on December [    ], 2017 at 5:00 p.m. (the “Effective Time”). The Amended and Restated Articles of Incorporation of the Corporation, as amended, are amended as follows:

The first paragraph of Article II of the Amended and Restated Articles of Incorporation, as amended, shall be deleted in its entirety and replaced with the following:

“Capital Stock: The aggregate number of shares of all classes of capital stock which this Corporation shall have authority to issue is [*]shares, consisting of [(i) [*]shares of common stock, par value $0.001 per share (“Common Stock”) and (ii) [*] shares of preferred stock, no par value (“Preferred Stock”).”

At the Effective Time, each [**] shares of the Corporation’s common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) (including the number of shares of common stock issuable upon exercise or conversion of all issued and outstanding, options, warrants and convertible securities of every kind, including all options, shares outstanding and authorized for issuance under the Corporation’s 2012 Equity Incentive Plan, will automatically and without any action on the part of the respective holders thereof, be combined and reclassified into one (1) share of common stock, par value $0.001 per share (the “New Common Stock”) (and such combination and conversion, the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the Reverse Stock Split and each fractional share resulting from the Reverse Stock Split shall be automatically rounded up to the nearest whole number. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.”

The remainder of the Amended and Restated Articles of Incorporation, as amended, shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned, the President of the Corporation, has executed these Articles of Amendment this [    ] of [        ], 2017.

Alan Joslyn, President